EXHIBIT 99.1
Primerica Announces Repurchase of Remaining Shares Held By Warburg Pincus
Company Release - 05/28/2013 20:15
Duluth, GA, May 28, 2013 - Primerica, Inc. (NYSE:PRI) today announced that it has entered into an agreement to repurchase 2,488,621 shares of Primerica outstanding common stock and warrants exercisable for 4,103,110 shares of Primerica common stock beneficially owned by Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. at a purchase price of $34.67 per outstanding share and at a purchase price for the warrants equal to $16.67 per underlying share (which represents the closing price of Primerica common stock on May 28, 2013, less the warrant exercise price per share). The aggregate purchase price for the shares and the warrants is approximately $154.7 million. The purchase price was determined based on the closing price of Primerica common stock on May 28, 2013. Following the repurchase transaction, Warburg Pincus will no longer own any of Primerica's outstanding common stock.
Morgan Stanley & Co. LLC served as financial adviser to Primerica with respect to this repurchase.
“We are proud of our partnership with Rick, John and the rest of the Primerica team since the company's IPO” said Michael Martin, Managing Director and Head of Financial Services Investing at Warburg Pincus.  “Our experience as a Primerica shareholder has been a very positive one and we are confident that the company will continue to fulfill its mission of serving middle income households in better preparing for a more secure financial future.”
“Today's transaction marks the conclusion of Primerica's IPO era.  Warburg Pincus has been a great partner and was vital in helping us become a strong public company.  In three years, our Company has completed an exit from Citigroup, and, with today's acquisition of Warburg Pincus' stake, we become a 'fully' public company.  This is a proud day in Primerica's history.” said Rick Williams, Chairman of the Board and Co-CEO of Primerica.
Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives' violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries' financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company's financial products. We insured more than 4.3 million lives and approximately 1.9 million clients maintained investment accounts with us at December 31, 2012. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.
Primerica, Inc.
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Source: Primerica, Inc.